    As filed with the Securities and Exchange Commission on August 24, 1998
                                                     Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ____________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ____________________

                              LINKON CORPORATION
            (Exact name of registrant as specified in its charter)

                NEVADA                                 13-3469932
     (State or other jurisdiction         (I.R.S. Employer Identification No.)
           of incorporation)


                              140 SHERMAN STREET
                         FAIRFIELD, CONNECTICUT 06430
              (Address of Principal Executive Offices) (Zip Code)

                              LINKON CORPORATION
               1996 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
                           (Full Title of the Plan)

                                  LEE W. HILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              140 SHERMAN STREET
                         FAIRFIELD, CONNECTICUT 06430
                                (203) 319-3100
(Name, address and telephone number, including area code, of agent for service)

                             ____________________

                                  Copies to:

                             DAVID I. ALBIN, ESQ.
                           FINN DIXON & HERLING LLP
                              ONE LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                (203) 325-5000

================================================================================================
                        CALCULATION OF REGISTRATION FEE
================================================================================================
                                          Proposed Maximum     Proposed Maximum       Amount of
Title of Securities         Amount            Offering             Aggregate        Registration
to be Registered       to be Registered    Price Per Share      Offering Price           Fee
------------------------------------------------------------------------------------------------
Common Stock,
  $.001 par value....  2,500,000 shares      $1.18(1)           $2,950,000.00(1)     $870.25(1)
================================================================================================

  (1) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the weighted average of (i) $1.03 per share for 1,674,150 options granted to date and outstanding under the plan; and (ii) $1.50 per share for the remaining 825,850 shares issuable under the Plan, which price is the average of the closing bid and asked prices per share of Common Stock of the Registrant reported on the National Quotations Bureau "pink sheets" on August 19, 1998.

                               EXPLANATORY NOTE

     Linkon Corporation, a Delaware corporation (the "Company"), adopted the Linkon Corporation 1996 Stock Option and Performance Incentive Plan, which was amended and restated on July 15, 1998 (as amended and restated, the "Plan"). A total of 2,500,000 shares of the common stock of the Company, $0.001 par value per share (the "Common Stock"), reserved for issuance upon the exercise of options and other awards granted pursuant to the Plan, have been registered under the Securities Act of 1933, as amended (the "Act").

     This Registration Statement is intended to register the issuance by the Company of 2,500,000 shares of Common Stock which may be issued by the Company pursuant to the exercise of options or other awards granted under the Plan.

     Also, this Registration Statement and the reoffer prospectus included herein, are intended to register for reoffer and/or resale shares of Common Stock that may be acquired in the future under options awarded under the Plan by persons who may be considered affiliates of the Company as defined by Rule 405 under the Act.

     The materials constituting the reoffer prospectus have been prepared pursuant to Part I of Form S-3, in accordance with General Instruction C to Form S-8.

REOFFER PROSPECTUS

                            UP TO 2,500,000 SHARES

                              LINKON CORPORATION

                                 COMMON STOCK



  This Prospectus relates to the resale of up to 2,500,000 shares of Common Stock, $0.001 par value ("Common Stock"), of Linkon Corporation (the "Company") which may in the future be issued pursuant to the exercise of options awarded to date, and which in the future may be awarded, under the Linkon Corporation 1996 Stock Option and Performance Incentive Plan, as amended and restated (the "Plan") to, and which may be offered for resale from time to time by, certain employees and directors of the Company and its subsidiaries named in Annex I hereto (the "Selling Stockholders"). See "Selling Stockholders."

  The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with the registration of the Securities and this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

  The Common Stock is not listed on either any national securities exchange or the NASDAQ Stock Market. The Common Stock is listed on the National Quotation Bureau "pink sheets" under the symbol "LKON".

  The Company's principal executive offices are located at 140 Sherman Street, Fairfield Connecticut 06430 and its telephone number is (203) 319-3100.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 2 BELOW.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
               HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                  STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.



                                AUGUST 24, 1998

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, the prospective purchaser of the Common Stock offered hereby should carefully consider the following factors:

ABSENCE OF PROFITABLE OPERATING HISTORY

  The Company was created by the merger of Linkon Corporation, a privately held New York corporation, and Deals are Good, Inc., a publicly held Nevada corporation, in 1990 and, to date, the Company's sales revenues have not been sufficient to cover its operating costs. The Company has not made a profit since its creation in 1990, and has accumulated a net loss through the fiscal year ended January 31, 1998 of approximately $9.8 million. The Company's operations have been financed principally by a series of equity sales, and there can be no assurance that the Company will be able to obtain such financing in the future or that the Company will become profitable and able to finance its operations through operating revenues.

DEVELOPING MARKET AND TECHNOLOGICAL CHANGE

  The market for the Company's products is relatively new and still developing, and is subject to rapid and material technological change. The future financial performance of the Company will depend in part on the development and continuing growth of this market. There can be no assurances that any of the Company's products will gain sufficient market acceptance for the Company to become profitable. Current or new competitors may introduce new products that could adversely affect the Company's competitive position. The Company believes that, to remain competitive, it must continue to improve its products and develop and successfully market new products. There can be no assurance that the Company will be able to do so. The success of new products depends on a variety of factors, including understanding market needs and being able to develop products that solve such needs. There can be no assurances that the Company will be able to identify new product opportunities successfully and develop and bring to market such new products or that the Company will be able to respond effectively to technological changes or new products developed by competitors. Furthermore, even if the Company develops a successful product, there can be no assurances that the Company will be able to produce and sell such product on the necessary scale.

WORKING CAPITAL POSITION

  As of January 31, 1998, the Company had a working capital deficit (current assets minus current liabilities) of approximately $815,000. While the Company's sale of equity securities and refinancing of borrowed money indebtedness consummated during the first quarter of fiscal 1999 has given the Company positive working capital on a pro forma basis as of January 31, 1998 of approximately $1.2 million (see "Recent Developments" below), and actual working capital as of April 30, 1998 of approximately $570,000, the Company's prior working capital deficiencies have, at times, rendered the Company unable to pay certain obligations. Therefore, while the Company's liquidity has recently been significantly improved from its position in the last few years, the Company's ability to continue its operations is dependent upon its ability to generate positive cash flow from operations and/or raise additional funds. There can be no assurance that the Company will be able to raise any additional funds, either at an acceptable cost or at all, or generate cash flow from operations. Furthermore, any funds raised through the issuance of equity will dilute the Company's outstanding equity. In addition, the Company has $300,000 of borrowed money indebtedness coming due in the fiscal year ending January 31, 1999 and another $1.1 million of borrowed money indebtedness coming due in the fiscal year ending January 31, 2001. There can be no assurances that the Company will be able to repay such indebtedness.

EFFECT OF COMPETITION

  The markets in which the Company competes are extremely competitive. Competitors to the Company's various product lines include, among others:

  For the Maestro/TM/ Systems products, Dialogic Corporation, Rhetorex, a division of the Octel Division of Lucent, Brooktrout Technology, Inc. and Natural Microsystems, Inc.

  For the Escape/TM/ Platform products, Conversant, a division of Lucent Technologies, Brite Voice, Intervoice, Periphonics, and Syntellect manufacture IVR systems.

  For the LinkNet/TM/ System products, Dialogic Corporation, Natural Microsystems, Analogic Corporation and Brooktrout Technology, Inc. have introduced competing IP telephony hardware/software components. For LinkNet/TM/ Gateway (server) products, Netspeak, Vocaltec, InterTel, Vienna Systems and other companies, as well as several proprietary products companies, have built competing IP Telephony gateway products that utilize components from one or more of the companies listed above.

  In addition, the Company believes that competition could further intensify in the Company's field as the technology becomes more commercially utilized. Many of these companies, and other potential competitors, have considerably greater financial and marketing resources than the Company, and have (or have the ability to acquire) considerable technical resources.

INTELLECTUAL PROPERTY RISKS

  The Company's success will depend in part on its ability to obtain and maintain patent, trademark and copyright protection for its products, to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties. While the Company has obtained a registration for its TERAVOX(R) trademark from the U.S. Patent and Trademark Office and intends to seek source code copyright protection on its future operating systems and utilities, the Company has not to date obtained any patents or registered any copyrights for any of its products, nor has it historically expended material effort in utilizing legal procedures to protect its technology. Although the Company has never been party to a law suit involving its technology, disputes over intellectual property rights can result in significant and expensive litigation. Any assertions of intellectual property claims could require the Company to cease the manufacture and sale of infringing products, to incur significant litigation costs and to develop noninfringing technology or acquire licenses to the alleged infringed technology. There can be no assurance that the Company would be able to obtain such licenses on acceptable terms or to develop noninfringing technology. In addition, there can be no assurance that any of the Company's products and processes will not be copied, challenged, invalidated or circumvented or that any trade secret protections that the Company may have will provide competitive advantages to the Company. Furthermore, the laws of certain countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

RISKS OF INTERNATIONAL SALES

  The Company has sold and intends to sell its products in markets throughout the world. A number of risks are inherent in international transactions. International sales may be limited or disrupted by the imposition of governmental controls, regulations, export license requirements, political instability, trade restrictions, changes in tariffs and difficulty in satisfying customers in distant locations. In addition, fluctuations in rates of exchange between the U.S. Dollar and nonDollar currencies may have a material adverse effect on the Company's sales.

YEAR 2000 ISSUE

  The "Year 2000 Issue" results from computer programs being written using two digits, instead of four, to define a given year. Programs running time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in disruptions to various activities and operations, miscalculations and even system failures.

  The Company has designed all of its currently manufactured software and hardware to be Year 2000 ready. The Company has commenced an investigation and is making written inquiry to its suppliers as to whether the component parts of certain of its products that are supplied by such third parties are Year 2000 compliant. With respect to the Company's own operating systems, the Company is taking steps to remediate any existing Year 2000 Issues and does not expect the costs of such efforts to be material.

  Based upon preliminary data, the Company does not believe that the Year 2000 Issue will have a material adverse impact on the Company's financial condition, results of operation or future cash flows. If, however, the Company, its suppliers and other third parties with whom the Company maintains business relations are unable to resolve any arising Year 2000 problems in a timely manner, risk to the Company's financial condition could result. Furthermore, the Company is unable to predict the likelihood of Year 2000 problems to utilities, banks and other infrastructure services interfering with its ability to do business.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends, in large part, upon a small number of key managerial, engineering, sales and technical personnel, and the loss of certain key personnel could have an adverse effect on the Company's business. The Company does not maintain key personnel life insurance on any of its officers or employees.

DIVIDENDS NOT LIKELY

  For the foreseeable future, it is anticipated that earnings (if any) will be used to finance the operations of the Company and that dividends will not be paid. The Company's loan agreement with the RG Fund (as defined below), its principal lender, prohibits the payment of dividends.

SIGNIFICANT STOCKHOLDERS

  As of May 29, 1998, the Company's Directors and Executive Officers beneficially owned in the aggregate approximately 36.2% of the Company's common stock. In addition, two institutional investors beneficially owned approximately 18.7% and 6.8% of the Company's common stock, respectively. (Because of the Securities and Exchange Commission's rules on calculating beneficial ownership percentages, the percentage of the Company's common stock beneficially owned by all of such parties combined would be somewhat less than if the aforesaid percentages were merely added together (approximately 53.2%)). This concentration of common stock in the hands of a small number of individuals and entities means that there may be limited opportunities for other stockholders to influence the business and affairs of the Company by the exercise of voting rights. Furthermore, the aforesaid concentration in shares may cause extreme fluctuations in the trading volume of the Company's stock in a given period, which in turn may cause the Company's common stock to suffer market price fluctuations without regard to the Company's operating results.

POSSIBLE EFFECT OF ADDITIONAL PREFERRED STOCK ISSUANCES

  The Restated Articles of Incorporation of the Company (the "Articles of Incorporation") authorize the issuance of up to 1,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences of each such series. Currently, no preferred stock is outstanding. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of special class or series voting rights. In addition, if the Board authorized the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased. Also, additional Preferred Stock could have preferences with respect to dividend and liquidation rights. The Company has no present plans to issue Preferred Stock.

NO CUMULATIVE VOTING

  The Articles of Incorporation do not provide for cumulative voting. Therefore, holders of less than a majority of the Company's outstanding Common Stock have no right to elect any of the Company's directors.

LIQUIDITY OF STOCK

  The Company's Common Stock is currently trading on the National Quotations Bureau Bulletin Board in the "over the counter" market. Thus, only bid and asked prices between dealers (rather than sales prices) are currently available with respect to the Common Stock. The fact that the Company is trading on the National Quotations Bureau Bulletin Board rather than on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") or an exchange could have the effect of significantly reducing news coverage of the Company and might cause the market price of the Common Stock to be lower than it otherwise would be. Although the Company intends to apply for listing on NASDAQ as soon as possible, it currently would not qualify to be so listed. Thus, holders of the Common Stock might not realize the extent of liquidity that they might were the stock listed on NASDAQ or a national securities exchange. In addition, there can be no assurances that either the fact of this Registration Statement or the sale of the Company's Common Stock hereunder will not adversely effect the market price of the Common Stock.

BROKER-DEALER SALES OF COMPANY'S COMMON STOCK

  The Company's Common Stock is covered by a rule under the Exchange Act that imposes additional requirements on broker-dealers who sell such "penny stock" to, or effect the purchase of such "penny stock" by, any person in a transaction in which the purchaser is not an established customer, that does not meet the requirements of Rule 505 or Rule 506 under the Securities Act, that does not fall within Section 4(2) under the Securities Act or that is not exempt under Rule 15g1 of the Exchange Act. For transactions covered by the rule, prior to the transaction the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of the broker-dealers to sell the Company's securities and also may affect the ability of a purchaser in this offering to sell its shares in the secondary market.

DILUTION

  As of August 15, 1998, there were outstanding warrants and options to purchase an aggregate of approximately 3.7 million shares of Common Stock of the Company at exercise prices ranging from a high of $3.50 per share to a low of $0.5625 per share. In the event of a substantial increase in the market value of the Company's Common Stock, it is likely that many or all of those warrants and options would be exercised. Since the exercise prices would be likely to be less than the market value of the Common Stock, the market value of each share of Common Stock would be reduced by any such exercise, and holders of Common Stock would to that extent suffer a dilution of the value of their Common Stock.

CONCENTRATION OF CUSTOMERS

  To date, the bulk of the Company's revenues have been concentrated in a very small number of customers. The Company's two largest customers in fiscal 1998, AT&T and Cat Technologies accounted for approximately 67% and 9% of sales, respectively. The loss of any one such customer would have a material adverse effect on the Company's results of operations.

NEVADA GENERAL CORPORATION LAW

  The terms of Chapter 78 of the Nevada Revised Statutes (referenced as the Nevada General Corporation Law, or the "NGCL"), apply to the Company. Under certain circumstances, the provisions of the NGCL described in the following paragraphs may delay or make more difficult acquisitions or changes of control of the Company. The Company's Articles of Incorporation and Bylaws do not exclude the Company from such provisions of the NGCL. Such provisions may make it more difficult to accomplish transactions that shareholders may believe are in their best interests. Such provisions may also have the effect of preventing changes in the Company's management.

CONTROL SHARE ACQUISITIONS.

  Under Sections 78.378 to 78.3793 of the NGCL (the "Control Share Act"), an "acquiring person" who acquires a "controlling interest" in an "issuing corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. If the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and the corporation must comply with the demand. For the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more shareholders (at least 100 of whom are shareholders of record and residents of Nevada) and does business in Nevada directly or though an affiliated corporation. The above does not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Articles of Incorporation and Bylaws do not exclude it from the restrictions imposed by such provisions.

CERTAIN BUSINESS COMBINATIONS.

  Sections 78.411 to 78.444 of the NGCL, (the "Business Combinations Act") restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. The provisions of the Business Combinations Act do not apply, however, to any combination of a resident domestic corporation which does not, as of the date of acquiring shares, have a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act, unless the corporation's original articles of incorporation provide otherwise. "Interested stockholder", when used in reference to any resident domestic corporation, means any person, or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above does not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

DIRECTORS DUTIES.

  Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view toward the interest of the Company, to consider the interests of the Company's employees, suppliers, creditors, and customers, the economy of the state and the nation; the interests of the community and of society and the long and short term interests of the Company and its shareholders, including the possibility these interests may be best served by the continued independence of the Company in the case of an offer to acquire the Company. Directors may resist a change or potential change in control if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interest of the Company upon consideration of the interests set forth above or if the board has reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the Company or any successor to be less than the liabilities or would render the Company or any successor insolvent or would lead to bankruptcy proceedings.

                             SELLING STOCKHOLDERS

  The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the past three years; (b) the number of shares of Common Stock that each Selling Stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days); (c) the number of Securities offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and percentage of the Common Stock outstanding to be held by such Selling Stockholder after giving effect to this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                             PLAN OF DISTRIBUTION

  The Securities covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over the counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (c) block trades in which the broker dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (d) by sales directly to purchasers in negotiated transactions. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Company has been advised by each Selling Stockholder that it has not made any arrangements relating to the distribution of the Securities owned by it covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions, discounts or other concessions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise in amounts to be negotiated (which compensation as to a particular broker-dealer may exceed customary commissions).

  In offering the Securities covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  In order to comply with certain states' securities laws, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Securities may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. The Company intends to use its best efforts to register or qualify the Securities for resale or to seek an exemption from registration or qualification in any state required in order to facilitate, as to a particular sale, the sale of the Securities by the Selling Stockholders.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sklar, Warren & Conway LLP, Las Vegas, Nevada.

                                    EXPERTS

  The consolidated financial statements of Linkon Corporation at January 31, 1998 and 1997 and for the years then ended, incorporated by reference in this Prospectus and Registration Statement from the Company's Form 10-KSB for the period ended January 31, 1998, as amended, have been audited by Radin Glass & Co., LLP, independent public auditors, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  A Registration Statement on Form S-8 under the Act, including amendments thereto, relating to the Securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. The Company also files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement and such other materials may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement and other such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

  Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission (the "SEC"):

     (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended January 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) The Company's Proxy Statement dated June 12, 1998;

     (c) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed pursuant to Section 12(g) of the Exchange Act on December 2, 1991.

  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be incorporated by reference into this Prospectus and shall be deemed to be part of this Prospectus from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, upon written or oral request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Linkon Corporation, 140 Sherman Street, Fairfield Connecticut 06430 (Attention: Thomas V. Cerabona) (telephone: (203) 319-3100).

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by Section 78.037 of the Nevada General Corporation Law, the Company has included in its restated Articles of Incorporation a provision which states that a director or officer of the Company shall not be liable to the Company or its stockholders for damages for acts or omissions resulting in a breach of fiduciary duty as a director or officer, except if such acts or omissions involve (a) intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law.

  As permitted by Section 78.751 of the Nevada General Corporation Law, Article Ninth of the Company's Restated Articles of Incorporation provides for the indemnification by the Company of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada Law.

  As permitted by the Nevada General Corporation Law, Article Tenth of the Company's Restated Articles of Incorporation allows the Company to maintain director's and officer's liability insurance for its directors and officers against certain liabilities. The Company has not, do date, obtained such insurance.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    ANNEX I
                              SELLING STOCKHOLDERS

Set forth below is: (a) the name of each Selling Stockholder and his or her relationship to the Company during the past three years; (b) the number of shares of Common Stock that each Selling Stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days); (c) the number of Securities offered pursuant to this Prospectus by each Selling Stockholder (assuming that all options are fully exercisable); and (d) the amount and percentage of the Common Stock outstanding to be held by such Selling Stockholder after giving effect to this offering. Notwithstanding their inclusion in this Annex I, all of the Selling Stockholders expressly disclaim that they are affiliates of the Company. The Selling Stockholders are listed herein, whether or not they have a present intent to resell.

                                                                                   No. of
                                                  No. of                           Shares          Percentage
                            Relationships to    Beneficially    No. of Shares   Owned After         Ownership
Name of Beneficial Owner      the Company       Shares Owned   Offered Hereby     Offering     After the Offering
-------------------------   ----------------    ------------   --------------     --------     -------------------
Lee W. Hill (1)             Director;           600,000        600,000                 0           0.0%
                            President and
                            Chief Executive
                            Officer

Charles Castelli (2)        Chairman and        2,069,000      269,000            1,800,000       13.24%
                            Director; Chief
                            Technology
                            Officer

-------------------------

(1) Comprised of (i) 400,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $0.75 per share, (ii) 50,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $0.56 per share and
     (iii) 150,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $1.50 per share.

(2)  Comprised of (i) 1,800,000 shares of Common Stock held by Mr. Castelli,
     (ii) 162,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $0.83 per share, (iii) 7,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $0.62 per share and (iv) 100,000 shares currently acquirable upon the exercise of options to purchase Common Stock at an exercise price equal to $1.65 per share.

--------------------------------------------------------------------------------

                            UP TO 2,500,000 SHARES

                              LINKON CORPORATION

                                 COMMON STOCK


                                 ------------


                              REOFFER PROSPECTUS


                                 ------------


                               TABLE OF CONTENTS
                                                       PAGE

RISK FACTORS............................................. 1
SELLING STOCKHOLDERS..................................... 6
USE OF PROCEEDS.......................................... 6
PLAN OF DISTRIBUTION..................................... 6
LEGAL MATTERS............................................ 7
EXPERTS.................................................. 7
AVAILABLE INFORMATION.................................... 7
INCORPORATION OF DOCUMENTS BY REFERENCE.................. 8
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS...... 8
ANNEX I - SELLING STOCKHOLDERS........................... 9


No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                                August 24, 1998

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

          (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended January 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's Proxy Statement dated June 12, 1998;

          (c) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed pursuant to Section 12(g) of the Exchange Act on December 2, 1991.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents. Statements made herein as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 78.037 of the Nevada General Corporation Law, the Company has included in its restated Articles of Incorporation a provision which states that a director or officer of the Company shall not be liable to the Company or its stockholders for damages for acts or omissions resulting in a breach of fiduciary duty as a director or officer, except if such acts or omissions involve (a) intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law.

     As permitted by Section 78.751 of the Nevada General Corporation Law, Article Ninth of the Company's Restated Articles of Incorporation provides for the indemnification by the Company of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada Law.

     As permitted by the Nevada General Corporation Law, Article Tenth of the Company's Restated Articles of Incorporation allows the Company to maintain director's and officer's liability insurance for its directors and officers against certain liabilities. The Company has not, do date, obtained such insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

          Exhibit
          Number
          ------

          3.1 Restated Articles of Incorporation (incorporated by reference to Exhibit A to the Company's Proxy Statement dated February 24,
               1997).

          3.2 By-laws (incorporated by reference to Exhibit 8 to the Company's Registration Statement on Form S-18 (File Number 33-22054-NY) which became effective on December 14, 1990).

          4.1* Linkon Corporation 1996 Stock Option and Performance Incentive
               Plan, as amended and restated (the "Plan").

          4.2 Form of Incentive Stock Option Agreement under the Plan (incorporated by reference to Exhibit 10.18 to the Company's 10-KSB, as amended, for the fiscal year ended January 31, 1998 (the "1998 10-KSB")).

          4.3 Form of Non Qualified Stock Option Agreement under the Plan (incorporated by reference to Exhibit 10.19 to the 1998 10-KSB").

          5.1* Opinion of Sklar, Warren & Conway LLP as to the legality of the securities being registered.

         23.1* Consent of Radin Glass & Co., LLP.

         23.2 Consent of Sklar, Warren & Conway LLP (contained in Exhibit 5.1 hereto).

         24.1  Power of Attorney (included on the signature pages).

         _________________________
         *Filed herewith.

ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                 [remainder of page intentionally left blank]

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut on this 21st day of August, 1998.

                              LINKON CORPORATION

                              By:         /s/ Thomas V. Cerabona
                                 ----------------------------------
                                 Name:  Thomas V. Cerabona
                                 Title: Senior Vice President of Operations,
                                        Treasurer and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lee W. Hill and Thomas V. Cerabona, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorney's-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                   TITLE                             DATE
     ---------                   -----                             ----


/s/ Lee Hill                  Chief Executive Officer,          August 21, 1998
----------------------------  President and Director
Lee W. Hill                   (Principal Executive Officer)




/s/ Thomas V. Cerabona        Senior Vice President of          August 21, 1998
----------------------------  Operations, Treasurer and
                              Secretary (Principal Financial
Thomas V. Cerabona            and Accounting Officer)


                              Director                          August __, 1998
----------------------------
Joao Manuel Da M.V. Carvalho


/s/ Charles Castelli          Director                          August 21, 1998
----------------------------

Charles Castelli


/s/ Daniel Zwiren             Director                          August 21, 1998
----------------------------
Daniel Zwiren

                                 EXHIBIT INDEX

Exhibit No.                             Description                                  Page No.
-----------                             -----------                                  --------
   3.1     Restated Articles of Incorporation (incorporated by reference to Exhibit
           A to the Company's Proxy Statement dated February 24, 1997).
   3.2     By-laws (incorporated by reference to Exhibit 8 to the Company's
           Registration Statement on Form S-18 (File Number 33-22054-NY)
           which became effective on December 14, 1990).
   4.1*    Linkon Corporation 1996 Stock Option and Performance Incentive
           Plan, as amended and restated (the "Plan").
   4.2     Form of Incentive Stock Option Agreement under the Plan
           (incorporated by reference to Exhibit 10.18 to the Company's 10-KSB, as amended, for the fiscal year ended January 31, 1998 (the "1998 10-
           KSB")).
   4.3     Form of Non-Qualified Stock Option Agreement under the Plan
           (incorporated by reference to Exhibit 10.19 to the 1998 10-KSB").
   5.1*    Opinion of Sklar, Warren & Conway LLP as to the legality of the securities being registered.
  23.1*    Consent of Radin Glass & Co. LLP.

  23.2 Consent of Sklar, Warren & Conway LLP (contained in Exhibit 5.1 hereto).

  24.1     Power of Attorney (included on the signature pages).

-----------------------------
*Filed herewith